Exhibit 99.1

October 21, 2020

Liberty Broadband Corporation Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) will be holding its annual Investor Meeting on Friday, November 20, 2020, which will occur immediately following the annual Investor Meeting of Qurate Retail, Inc. (“Qurate Retail”). Presentations at Qurate Retail’s annual Investor Meeting will begin at approximately 9:00am M.T. and Liberty Broadband’s annual Investor Meeting is estimated to begin at approximately 10:05am M.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the Liberty Broadband website and at https://meetingtomorrow.com/event/2020libertyinvestormeeting/. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook.

After the presentations, John Malone, Chairman of Liberty Broadband, and Greg Maffei, President and Chief Executive Officer of Liberty Broadband, will host a Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. M.S.T. on Friday, November 13, 2020.

An archive of the webcast of the Investor Meeting will also be available on http://libertybroadband.com/events for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Qurate Retail
●	Liberty Broadband and GCI Liberty, Inc.
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary Skyhook.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation